Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES CONTRACTS TO BEGIN CONSTRUCTION OF ACTIVATED CARBON PLANT

APPROXIMATELY $7.0 MILLION RAISED IN PRIVATE PLACEMENT

LITTLETON, CO – August 28, 2008 – ADA-ES, Inc. (NASDAQ:ADES) today announced that a contract was placed through the Company’s engineering, procurement and construction (EPC) contractor for the mobilization of the site preparation work for what it expects will be the largest activated carbon (AC) manufacturing plant in North America when it comes on-line. This follows on last week’s announced contracts for key equipment needed for the production of AC. The initiation of the site work insures that the pilings and foundations are in place to support this equipment as well as the balance of the plant. Earth moving equipment is being mobilized at the site with earthwork scheduled to begin next week. ADA-ES believes that these contracts will help keep the Company on the critical path to maintain the schedule for the plant to start producing AC in the first half of 2010.

As part of a financing plan to maintain working capital as ADA-ES proceeds on this aggressive construction project, the Company closed on a private placement of 909,092 shares of common stock at $7.70 per share with qualified institutional investors. The securities were priced at 90% of the 20-day volume weighted average price prior to the closing date. The shares sold in the private placement are not registered under the 1933 Act; however the Company will use its reasonable efforts to register the shares sold in the private placement within 20 days. Wedbush Morgan acted as the lead placement agent for this private placement.

The Company intends to apply the net proceeds towards the development of the AC plant. ADA-ES expects that its proposed strategic equity partner will match the Company’s investment in the AC plant. As previously announced, the Company has obtained the final construction permit, purchased the building site and is in the process of finalizing terms, pricing and schedule on the engineering/construction contract, which was delayed several months due in part to the EPC firm being acquired by another Company.

Dr. Michael Durham, President and CEO of ADA-ES, said, “We are very pleased to consummate this transaction and are gratified by the confidence our new investors have placed in our future. This financing brings us still another step closer toward getting our AC plant in Northwest Louisiana up and running in the first half of 2010. We have set our sights on becoming the market leader in engineering services, equipment sales and AC production for the mercury control market, and with groundbreaking now expected to begin next week, we are approaching the goal line.”

ABOUT ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals. The Company develops and implements proprietary environmental technology and specialty chemicals that enable coal-fueled power plants to enhance existing air pollution control equipment, maximize capacity and improve operating efficiencies. Through its largest and fastest-growing segment, Mercury Emission Control, ADA-ES supplies activated carbon injection systems, activated carbon, mercury measurement instrumentation, and related services. To meet the needs of the power industry for mercury control, the Company is developing state-of-the-art facilities to produce activated carbon (AC) with the first plant projected to come on-line in 2010. Additionally, the Company is developing technologies for power plants to address issues related to the emissions of carbon dioxide.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements included in this release include statements regarding expected use of proceeds for our planned AC facility, investment by our proposed strategic partner in the facility, size of the facility, and timing of earthwork and commencement of operations at the facility. These statements are based on current expectations, estimates, projections, beliefs and assumptions of our management. Such statements involve significant risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to, changes in the costs and timing of construction of the planned AC facility; inability to sign or close acceptable definitive agreements for financing, construction or off-take agreements with respect to the facility in a timely manner; availability of raw materials and treatment and storage facilities; changes in laws or regulations, prices, economic conditions and market demand; impact of competition and the lawsuit by Norit Americas; operational difficulties; availability of skilled personnel and other factors discussed in greater detail in our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on our forward-looking statements and to consult filings we make with the SEC for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Contact:
ADA-ES, Inc.	-or-	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President		The Equity Group Inc.
Mark H. McKinnies, Senior VP & CFO		www.theequitygroup.com
(303) 734-1727		Melissa Dixon, (212) 836 9613
www.adaes.com		MDixon@equityny.com
Linda Latman, (212) 836-9609
LLatman@equityny.com